Exhibit 10.33

LEASE CONTRACT

BETWEEN

BEIJING JINGYAN HOTEL CO., LTD.

AND

BEIJING AMAZGAME AGE

INTERNET TECHNOLOGY CO., LTD.

Contract No.: 07-ES-0579

English Translation

Table of Contents

Article 1	Rent and Other Expenses		6

1.1	Leased Area		6

1.2	Lease Term, Rent and Deposit		6

	1.2.1	Lease Term and Rent Free Period	6

	1.2.2	Rent and Deposit	7

	1.2.3	Deliver for Fit-Out	7

	1.2.4	Payment of Rent	7

1.3	Other Fees		8

1.4	Damage and Remedy		8

Article 2	Obligations of the Tenant		9

2.1	Compliance with the Regulations, Detailed Rules, Bylaws, etc. Formulated by the Landlord.		9

2.2	Fit-Out Construction Work		9

	2.2.1	Repair	9

	2.2.2	Interior Fit-Out Construction Work	9

2.3	Repair of Electrical System, Network, Communication Equipment, Pipeline and Wiring		9

2.4	Restrictions on Landlord’s Enter Into and Exit From the Leased Area		10

2.5	Notification to Landlord of Damages to Facilities		10

2.6	Notification of Repair		10

2.7	Cleaning Work Contractor		11

2.8	Connection Points of System and Pipeline		11

2.9	Disposal of Waste and Rubbish		11

2.10	Entrance and Exit and Elevator		11

2.11	Outdoor Signboard		11

2.12	Return of Leased Premises		12

Article 3	Obligations of Landlord		12

3.1	Delivery of Leased Area		12

	3.1.1	Electricity Construction	12

	3.1.2	Air Conditioning System	13

	3.1.3	Fire Fighting System	13

	3.1.4	Network and Communication System	13

	3.1.5	Naming	14

3.2	Safe and Quiet Enjoyment		14

3.3	Title		14

3.4	Roof and Main Structure		14

English Translation

3.5	Decoration	14

3.6	Public Facilities	15

3.7	Notification of Repair	15

3.8	Cleaning of Bathroom	15

3.9	Security	15

3.10	Parking Space	15

3.11	Property Management	16

3.12	Mortgage, Sale and Transfer	16

3.13	Advertisement	16

3.14	Guaranty	16

Article 4	Restrictions and Prohibitions	16

4.1	Installation and Modification	16

	4.1.1	17

	4.1.2	17

	4.1.3	17

4.2	Damages to Public Area	17

4.3	Interruption or Disturbance	18

4.4	Noise	18

4.5	Signboard	18

	4.5.1	18

	4.5.2	18

4.6	Purpose of Use	18

4.7	Illegal or Immoral Use	18

4.8	Explosive Materials	19

4.9	Wash Equipment	19

4.10	Blocking the Corridor	19

4.11	Wiring in Public Area	19

4.12	Pest Infestation	19

4.13	Sub-Lease, Assignment of Lease and Transfer of Rights	20

4.14	Breach of Insurance Policy	20

4.15	Aerial	20

4.16	Parking	20

4.17	Use of Name of Property of Leased Area	21

4.18	No Smoking	21

4.19	Security	21

Article 5	Exceptions	21

5.1	Electricity and Water Supply	21

5.2	Elevator, Air Conditioning and Others	21

English Translation

5.3	Fire, Flood or Pest Infestation	22

5.4	Safety	22

5.5	Non-compliance with Laws	22

Article 6	Breach of Contract and Termination	22

6.1	Breach of Contract	22

6.2	Act of Contractor, Employee and Agent	23

6.3	Deduction of Deposit	23

6.4	Interests	23

6.5	Termination	23

6.6	Liabilities	23

6.7	Right to Terminate	24

	6.7.1	24

	6.7.2	24

	6.7.3	24

	6.7.4	24

Article 7	Deposit	24

7.1	Deposit	24

7.2	Increase of Deposit	25

7.3	Return of Deposit	25

Article 8	Rules	25

8.1	Introduction of Rules	25

8.2	Conflicts	25

Article 9	Representations and Warranties of the Parties	26

9.1		26

9.2		26

9.3		26

9.4		26

9.5		26

9.6		26

Article 10	Miscellaneous	27

10.1	Force Majeure	27

	10.1.1	27

	10.1.2	27

10.2	Surviving Terms	27

10.3	Payment of Rent during Special Periods	28

10.4	Confidentiality	28

	10.4.1	28

	10.4.2	28

English Translation

10.5	Amendment to and Modification of this Contract	28

10.6	Severability	29

10.7	Language	29

10.8	Waiver	29

10.9	Notice	29

	10.9.1	29

	10.9.2	29

	10.9.3	29

	10.9.4	30

10.10	Notes on Margins, Headings and Index	30

10.11	Name of Property of Leased Area	30

10.12	Business Licence	30

Article 11	Dispute Resolution	30

11.1	Resolution of Contract Dispute	30

11.2	Resolution of Matters Not Provided	31

Article 12	Effectiveness of Agreement	31

	12.1	31

	12.2	31

	12.3	31

English Translation

Lease Contract

Landlord: Beijing Jingyan Hotel Co., Ltd.

Tenant: Beijing AmazGame Age Internet Technology Co., Ltd.

Article 1 Rent and Other Expenses

1.1	Leased Area

The leased area is 4927 square meters in total according to the construction area indicated by the Layout Plan of the Floor 2 to Floor 5 provided by the Landlord, including the area of the elevator etc. Upon the completion of all construction, the leased area shall be the actual measured area determined by the party carrying out the measuring which is jointly designated by the Landlord and Tenant based on the foregoing principles. The costs of the actual measurement shall be borne collectively by the Parties.

During the lease term, the Landlord shall provide the Tenant with the right to use the basement of around 200 square meters and the roof park at the 5th floor of the East Wing Building, free of charge. The actual use shall comply with the Tenant’s reasonable requirements.

1.2	Lease Term, Rent and Deposit

1.2.1	Lease Term and Rent Free Period

The lease term under this Contract is five (5) years in total, starting from October 15, 2007 and ending on October 14, 2012. During the lease term of five (5) years, the Tenant may enjoy the rent free period which is aggregately eight (8) months. The specific rent free periods are as follows:

The rent free period is three (3) months for the first year, from January 1, 2008 to March 31, 2008;

The rent free period is two (2) months for the second year, from October 1, 2008 to November 30, 2008;

The rent free period is one (1) month for the third year, from October 1, 2009 to October 31, 2009;

The rent free period is one (1) month for the fourth year, from October 1, 2010 to October 31, 2010; and

English Translation

The rent free period is one (1) month for the fifth year, from October 1, 2011 to October 31, 2011.

1.2.2	Rent and Deposit

The daily rent (inclusive of the property management fee): RMB 2.6 per square meter (leased area)

The sum equivalent to three (3) month’s rent shall be paid as the deposit for the lease within five (5) working days of the execution of this Contract, which sum amounts to RMB 1,200,000 (RMB one million and two hundred thousand only). The Provisions with respect to the usage of the deposit etc. are detailed in Article 7, Deposit of this Contract.

1.2.3	Deliver for Fit-Out

If the Landlord can deliver the entire leased area to the Tenant for fit-out before October 15, 2007, and open at least 80% area of the property where the leased area is located to the Tenant for early wiring before October 10, 2007, then the Tenant will pay the rent on a daily basis according to the number of days of the earlier delivery by the Landlord. The detailed conditions for starting on site shall be as per the conditions for starting on site specified in Annexure 1 to this Contract.

If the Landlord fails to deliver the entire leased area to the Tenant for fit-out before October 15, 2007, then the Tenant has the right to deduct the corresponding rent according to the number of days of the delay in delivery.

If the Landlord still fails to deliver the leased area to the Tenant for it to carry out the fit-out work on and after October 31, 2007, then the Tenant has not only the right to deduct the corresponding rent based on the number of days of delay in delivery, but also the right to request the Landlord to pay the liquidated damages according to the number of days of the delay in delivery. The specific method of calculating the liquidated damages is 0.1% of the annual rent under the Contract per day.

1.2.4	Payment of Rent

The detailed arrangements for the payment of the rent during the agreed lease term under this Contract are as follows:

(1)	The rent of three (3) month amounting RMB 1,200,000 (one million and two hundred thousand only) shall be paid in advance within five (5) working days from when the Tenant starts the fit-out work on site, which can be refunded or made up for at the time of the next payment of the rent according to the actual payable amount.

English Translation

(2)	The Tenant will make payment of the rent on the calendar quarter basis and the specific payment schedule is that within the last seven (7) working days of the current quarter, the rent payable for the subsequent quarter shall be paid. If the rent free period falls within the current quarter, then the Tenant may deduct the rent free period at the time of payment of the rent.

1.3	Other Fees

The air conditioning fee (calculated based on the leased area): RMB 100 per square meter per year (inclusive of the electricity charges for the central air conditioning equipments). Refer to Article 3.1.2 Air Conditioning System in the clauses regarding the Landlord’s obligations for detailed provisions on the air conditioning. The air conditioning fee shall be paid together with the rent according to the timing of payment of the rent, which is to be refunded or made up for in case of the difference from the actual consumption. The air conditioning fee is to be collected normally during the rent-free period.

Electricity Charge: The Tenant shall pay and settle the electricity charges for the equipment for office use and the equipment installed by the Tenant itself within the leased property which charges are collected by the Landlord as entrusted. The detailed method and place of the payment of such charges (inclusive of the charges for the end blower unit of the air conditioning system) shall be as per the written notifications of the Landlord or the relevant authorities.

Taxes and administrative charges: The Parties shall respectively bear the taxes and administrative charges that are payable respectively by them.

1.4	Damage and Remedy

If the whole or any part of the leased property is damaged or the leased area is not suitable for use, as a result of fire, bad weather, force majeure, etc. which is not caused by the behavior or fault of the Tenant (including its employees, agents or visitors, etc.), the Landlord shall carry out remedy work as soon as possible. The Tenant has the right to work out the pro-rated rent for the area affected by the damage, and suspend payment of this portion of the rent until the leased area is remedied and restored to the original.

English Translation

Article 2 Obligations of the Tenant

Unless otherwise agreed in this Contract, the Tenant agrees to:

2.1	Compliance with the Regulations, Detailed Rules, Bylaws, etc. Formulated by the Landlord.

The Tenant must observe and comply with all laws and regulations, rules and requirements of the State, local government and other relevant authorities on the activities of and conducting of businesses within the leased area. The Tenant and its employees can only conduct the allowed activities, behaviors, affairs or dealings allowed to be conducted. In case of violation of these laws and regulations, rules and requirements, the Tenant must compensate the Landlord for its losses resulted therefrom. The Tenant shall notify the Landlord in writing within two (2) working days when it receives any notices with respect to the leased area made by the State, local government or relevant authorities.

2.2	Fit-Out Construction Work

2.2.1	Repair

The condition of all internal non-structural parts of the leased area, which include the floor, walls and paint on the ceiling, shall be maintained properly in good, clean and tenantable condition. Except for the tear and wear, where the Landlord’s equipment and all ancillary parts including all doors, electric equipment and pipes are damaged due to the negligence of the Tenant, the Tenant shall repair them and maintain them in good, clean and tenantable condition.

2.2.2	Interior Fit-Out Construction Work

The Tenant shall be entitled to carry out the interior fit-out to the leased area and its ancillary area at its own cost according to the drawings and plans provided to and approved by the Landlord in advance, and the landlord shall not unreasonably withhold its approval. Without the prior written approval of the Landlord, the Tenant shall not make any structural changes to the approved fit-out drawings and specifications and the design of the interior decoration of the leased area.

2.3	Repair of Electrical System, Network, Communication Equipment, Pipeline and Wiring

When the electrical system, network and communication equipment, wiring or pipeline becomes dangerous or unsafe, or the Landlord or relevant public utilities companies reasonably request, the Tenant shall repair or replace the aforementioned equipment, wiring or

English Translation

pipeline. At the time of repair, the Tenant shall engage the contractor for the repair work with the corresponding qualification. The Tenant shall allow the Landlord or the agents entrusted by it to inspect at reasonable time the wiring or pipeline installed by the Tenant within the leased area. As long as the Landlord proposes the requirement in writing two (2) working days in advance, the Landlord may inspect these devices at the time that the Tenant considers reasonable. If damage occurs to the property of the Landlord due to the failure or improper repair of the electrical system, network, communication equipment, devices, pipeline and wiring, the Tenant shall assume all costs and liabilities arising therefrom.

2.4	Restrictions on Landlord’s Enter Into and Exit From the Leased Area

With prior notice (two (2) working days in advance), the Landlord and any of its authorized personnel shall be allowed to enter the leased area at reasonable times to observe the state of the leased area, check and carry out necessary repair and maintenance on the fixed equipment, which shall not be unreasonably refused by the Tenant. However when exercising this right, the Landlord shall use its best endeavours not to cause any interruptions to the Tenant. In case of emergency such as fire or flood, the Landlord and its employees or agents may notify the Tenant by telephone on occasion but shall inform the Tenant in writing of the circumstance thereafter. The Landlord shall not enter the area leased by the Tenant without the Tenant’s permission for any reasons except for the circumstances specified in this Article.

2.5	Notification to Landlord of Damages to Facilities

The Tenant shall send a written notice without delay to the Landlord, its employees or its agents of the damages to the leased area and the injury of the personnel, and of the failure or defect in the water pipe, power, network, communication line or device, fixed equipment or other facilities provided by the Landlord.

2.6	Notification of Repair

If a notice is received from the Landlord, its employees, its agents or the property management company requiring certain repair work to be carried out, and such work falls in the Tenant’s responsibility, the Tenant shall immediately handle the matter without delay. If the Tenant fails to effectively handle the matter within the reasonable time as required by the Landlord and a significant safety threat occurs, then the Landlord, its employee or the property management company has the right to enter the leased area to undertake the work or carry out the repair, with all additional costs arising therefrom to be paid by the Tenant.

English Translation

2.7	Cleaning Work Contractor

The Tenant may at its own costs employ the cleaning company to be responsible for the cleaning work within the area leased by it. The work done by such cleaning company must meet the overall property management requirements on the property where the leased area is located.

2.8	Connection Points of System and Pipeline

The Landlord is responsible for the construction and installation of the pipeline at the vertical direction of the water, electricity, air conditioning, fire fighting and other systems. The Tenant organises the construction and installation of the subsystems of water, electricity, air conditioning and fire fighting and pipelines at the horizontal direction.

2.9	Disposal of Waste and Rubbish

The contractor for cleaning work designated by the Tenant shall be responsible for disposing the waste and rubbish in the area leased by the Tenant and removing the waste and rubbish in the leased area to the location designated by the Landlord. The property management department designated by the Landlord is responsible for the subsequent disposal work.

2.10	Entrance and Exit and Elevator

The Tenant may use at its own discretion the entrances and exits and elevators in the leased area which are not connected to the public area. In respect of the entrances, exits and elevators in the public area, if the Tenant intends to use them beyond the business hours, it shall notify the Landlord in advance during the working hours (9:00 am to 6:00 pm Monday to Friday excluding public holidays) unless in emergency situations.

2.11	Outdoor Signboard

The Tenant has the right to install its company signboard on the top of the east wing building where the leased area is located provided that it does not conflict with the overall style of the building of the leased area. Tenant shall bear the relevant costs for design, production and installation of the signboard. However, the signboard can be used only for the purpose of advertising the Tenant itself. The Tenant shall provide the plan of the design to the Landlord in advance for its examination and approval. The

English Translation

Landlord may propose suggestions for modification and improvement, but shall not reject the plan of the design without cause. The Landlord shall be responsible for applying for approvals in respect of all matters related to the installation of the outdoor signboard.

2.12	Return of Leased Premises

At the expiration of the lease term or early termination of this Contract, the Tenant shall deliver to the Landlord the leased area which is kept clean, in complete structure and has necessary equipment and pipeline, etc. However, the Tenant is not obligated to restore the leased area to the original state. The Tenant shall deliver to the Landlord the keys to each part of the leased area. The pipeline network, wiring and fit-out and decoration (except the removable parts) shall be delivered to the Landlord together with the leased premises without being destroyed in bad faith.

Article 3 Obligations of Landlord

The Landlord agrees to the following unless otherwise agreed in this Contract:

3.1	Delivery of Leased Area

3.1.1	Electricity Construction

The Landlord shall ensure that the leased area can provide the double-route electricity supply for commercial and daily office use, and ensure the continuous and stable power supply by the electrical equipment according to the Tenant’s requirements on the capacity and safety of the electrical equipment.

During the period from the time of the Tenant’s check-in until January 31, 2008, the Landlord shall ensure that the Tenant’s demand for the electricity supply for office purpose and for the server and other equipment will be satisfied, and the Landlord shall provide services to secure the electricity for living purpose (e.g. for drinkable boiled water). By February 1, 2008, the Landlord shall have completed the construction for the expansion of the electricity capacity, and ensures that the electricity supply exclusively used by the Tenant shall reach 625 KW. By April 1, 2008, on the basis that the electricity supply capacity of 625KW is guaranteed, in order to accommodate the Tenant’s continuously increasing demand for the VRV electricity consumption, the Landlord shall satisfy the Tenant’s demand for the increased capacity according to the maximum electricity consumption of 850 KW as verified by the Tenant. If the Tenant’s actual peak consumption of electricity in full capacity is lower than 680 KW (i.e. the maximum electricity consumption 850 KW x 80%), the Tenant is required to assume the costs invested by the Landlord in the expansion of the electricity capacity for the Tenant’s interest.

English Translation

3.1.2	Air Conditioning System

The Landlord undertakes to specifically ensure the temperature at the outlet of the air conditioner between 20°C - 22°C, provided that the Tenant pays the air conditioning fee on time. The Landlord undertakes to provide air conditioning during the whole year at the time when the Tenant needs the air conditioning except when the Tenant does not use the air conditioning. In the meanwhile, the Tenant shall, based on the principle of no waste, use its best endeavours to save energy provided that the basic environmental temperature for the operation is secured. Detailed provisions may be separately negotiated and agreed in case of the special need for the use of air conditioning in some parts of the leased area.

The Landlord shall, according to the Tenant’s requirements which are in accordance with the overall design of the air conditioning system, install new air conditioning units on the 6th floor of the leased property, and reserve the matching connection points for the equipment and pipeline of the air conditioning system, the installation of which will be organised by the Tenant independently, and in particular reserve the space for installation of VRV on the top floor of the premises over the air conditioning plant room of the Tenant. The Landlord will satisfy the requirement proposed by the Tenant of the maximum load of 250 kg per square meter of the floor of the story.

3.1.3	Fire Fighting System

The Landlord shall provide in the leased area the general fire fighting and security systems conforming to the requirements of the laws and regulations of the State, and provide the daily maintenance and matching connection points for the fire fighting and security equipment installed or furnished in the leased are and the ancillary area by the Tenant independently. The Tenant shall build within the leased area including but not limited to the evacuation route, fire fighting equipment, and alarm system.

3.1.4	Network and Communication System

The Landlord shall ensure at least two network operation connections available in the leased area. The Tenant may at its discretion select the network to be connected into the leased area. The Landlord shall facilitate and assist with respect to the connection, use and repair of the Tenant’s network.

English Translation

3.1.5	Naming

The Tenant has the naming right with respect to the property where the leased area is located, i.e. to combine the original name of the property and the name of the Tenant into a new name. The exact name shall be as finally proposed by the Tenant in writing and confirmed with the Landlord. The Landlord shall assist the Tenant in carrying out the necessary name filing formalities.

3.2	Safe and Quiet Enjoyment

The Tenant shall enjoy the leased area in a quiet and safe manner during the lease term and have no interruptions from the Landlord, the visitor of the Landlord and the various service providers designated by the Landlord, or claims by any party on the leased area. The Landlord shall take measures to make the office area isolated from the commercial area to as much as it possibly can (except the public area) so that the Tenant may conduct business in a quiet and safe manner. The Tenant and its staff shall, as much as they possibly can, enter and leave the leased area through the corridor of the leased area and shall not, to the extent as far as possible, interrupt the commercial use of the areas outside the leased area by the Landlord.

3.3	Title

The Landlord shall ensure that it has the lawful right to the property where the leased area is located in, including but not limited to rights to possess, use and dispose the property and to receive incomes arising from the property. The Landlord shall, at the time of entering into this Contract, present the title certificate documents to the Tenant and provide corresponding photocopies to be annexed to the Contract. Refer to Annexure 2 for details.

3.4	Roof and Main Structure

The Landlord shall maintain in good and tenantable condition the roof, main structure, window, wall surface and electricity supply, main lighting system, sewer and cable of the leased area, as well as other parts of the leased area that are beyond the Tenant’s responsibilities.

3.5	Decoration

The Landlord may fit the public area of the property where the leased area is located with all necessary decorations as and when the Landlord considers this necessary, provided that such decorations shall not affect the Landlord’s normal use and are approved by the Landlord in advance.

English Translation

3.6	Public Facilities

During the term of the Tenant’s lease, the Landlord shall ensure that all elevators, fire fighting and security facilities, air conditioning equipments and other equipments within the property of the leased area maintain normal operating, and upon the Tenant’s notification for repair, respond within 2 hours at the latest and secure resumed normal operation within 8 hours at the latest.

3.7	Notification of Repair

If the Landlord receives the notice from the Tenant or its authorized representative requesting certain repair work, and such work is the responsibility of the Landlord, the Landlord shall immediately deal with it without delay. If the Landlord fails to effectively handle the matter with the reasonable time limit as required by the Tenant (not exceeding twenty-four (24) hours), then the Tenant, its employees or agents has the right to deal with the matter by themselves and carry out this work or repair. The Landlord shall pay all costs arising therefrom and make compensation to the Tenant for its losses caused therefrom.

3.8	Cleaning of Bathroom

The Landlord shall maintain the bathrooms in a clean condition where the leased area is located, and guarantee a supply of warm water supply for the purpose hand washing and the necessary hygiene items including but not limited to liquid hand wash and toilet paper in the bathrooms.

3.9	Security

The Landlord shall furnish the property where the leased area is located in with security guards and equipment. If the Tenant, its employees or other visitors suffer personal injury, death or property losses due to the security guards’ negligence of duty or insufficient number of security guards, it shall be deemed as the Landlord’s responsibility and the Landlord assumes all liabilities for compensation.

3.10	Parking Space

When the Landlord delivers the leased property to the Tenant for its use, the Landlord shall provide five (5) parking spaces located at the north west corner of the property free of charge and forty (40) parking spaces located at the north east corner of the property for charges with the unit price to be separately agreed to by the Parties according to the market price.

English Translation

The Landlord will thereafter gradually increase the parking space supply according to the actual needs of the Tenant.

3.11	Property Management

The Landlord may engage Zeyang property management company to assist in property management. The Landlord shall assume all liabilities for the third party property services.

3.12	Mortgage, Sale and Transfer

The Landlord has the right to mortgage, sell or transfer the building including the leased property and the use right to the land it occupies but shall guarantee that the Tenant’s rights and interest under this Contract shall not be harmed and that the Tenant has right of first refusal to purchase.

3.13	Advertisement

Upon the Tenant’s prior permission in writing, the Landlord has the right to use the Tenant’s name and trademark in the hotel marketing materials in the written form in the market activities carried out by the Landlord at its discretion during the lease term of this Contract, provided that such use shall be confined to the real estate brochure, report, promotion, and advertisement materials, publicity and promotion through Internet, etc.

3.14	Guaranty

The Landlord guarantees that where, in specific circumstances agreed to in this Contract, its employees or its agents enter the Tenant’s lease area without written notification of the Tenant, it is responsible for ensuring the performance of duties to the reasonable extent, and if the acts of the Landlord, its employees or its agents cause property losses to the Tenant, it will be liable for compensation.

Article 4 Restrictions and Prohibitions

Unless otherwise agreed in this Contract or by the Parties separately, the Tenants and the Landlord agree to the followings:

4.1	Installation and Modification

English Translation

4.1.1

Without the prior written consent of the Landlord which consent shall not be unreasonably withheld with respect to the Tenant’s reasonable request (the Landlord shall grant written consent within five (5) days after the Tenant proposes such request, otherwise it will be deemed that the Landlord has already consented), the Tenant shall not install, or set up or modify any fixed equipment, partition or other facilities. Without such similar consent, the Tenant shall not install any equipment or adjunct on the electrical lines and pipelines, or install or allow installation of any equipment, device or machinery exceeding the originally designed load capacity of the floor, or request addition of electrical system, lines and wiring that are not connected to the Tenant’s electric meter. The Landlord has the right to specify the safety system setting and the maximum weight and the location of other heavy equipments. The Tenant shall satisfy the Landlord’s requirements on the unified schedule of the test work for the water circulation in the water and heating pipelines before November 15.

4.1.2

When carrying out the approved fit-out construction, the Tenant shall procure its employees, agents, contractors and workers to fully cooperate with the Landlord and its employees, agents, contractors and workers. The Tenant and its agents, contractors and workers shall comply with and follow the directions and guidance issued by the Landlord’s representative when carrying out this work. The Tenant is responsible for supervision, management and acceptance.

4.1.3

In the event that the Tenant carries out the construction of installation of electrical, air conditioning and fire fighting systems and related lines and pipes or pipage in order to satisfy its requirement on use, the Tenant and the Landlord shall consult each other and jointly decide the design and construction plans and implement joint management on the construction schedule. The Landlord shall, as much as it possibly can, provide the site and supports for the construction, and assist the Tenant in reporting for approval and acceptance. The Landlord shall focus on the construction and acceptance of the work for heat insulation on the top floor and waterproof curtain walls and use its best efforts to avoid the safety threat and reconstruction.

4.2	Damages to Public Area

The features of the structural decoration and layout, stairs and elevators in the public area of the property where the leased area is located, including the surrounding trees, plants and bush, etc. shall not be damaged, destroyed or ruined.

English Translation

4.3	Interruption or Disturbance

Neither the Landlord nor the Tenant may engage in or allow any activities that may interrupt or disturb the normal use by the Landlord, Tenant, or other users or tenants within the property where the leased area is located in or cause interruption or disturbance to the adjacent or neighboring users or residents.

4.4	Noise

No noise that disturbs people or is unpleasant shall be made in the leased area and no music or voices (including but not limited to the sound generated by the broadcast or any devices or equipment that may produce or reproduce or receive or record sound) that can be heard outside the leased area shall be played or used.

4.5	Signboard

4.5.1

The Tenant has the right to display its name in English and Chinese on the nameplate of the tenants in the characters, font and place designated by the Landlord. Such characters and font and any installation, addition, modification, repair or replacement shall be the (Tenant’s) responsibility. The Landlord cooperates with the Tenant to properly handle this matter.

4.5.2

The Tenant has the right to hang up its name at the entrance of the Tenant in the characters, size and font consented to by the Landlord. If the Tenant does not use its own name but use other party’s name to conduct business, then it shall notify the Landlord of the name in which it conducts business and has the right to display and hang up that name.

4.6	Purpose of Use

The Tenant undertakes not to use, or allow others to use, the leased area for other purposes than those specified in this Contract.

4.7	Illegal or Immoral Use

The leased area shall not be used for illegal or immoral purposes and no others shall be allowed to do so.

English Translation

4.8	Explosive Materials

Neither the Landlord nor the Tenant shall store or allow to store explosive, flammable or dangerous materials in the leased area or the property where the lease area is located in. (Including but not limited to any weapon, ammunition, potassium nitrate and kerosene.)

4.9	Wash Equipment

Neither the Landlord nor the Tenant shall use the wash equipment supplied by the Landlord in the leased area or in public area of the property where the leased area is located in for the purposes other than its designed purpose. Meanwhile, they shall not leave any materials in the wash facilities. The breaching Party is liable for any damages and all costs arising from the breach of this Article.

4.10	Blocking the Corridor

Neither the Landlord nor the Tenant shall block or allow case, waste packaging materials or obstacle of other type or nature to block the entrances and exits, elevators, lobbies or other parts for public use in the property where the leased area is located in. The non-breaching Party has the right to, as it considers appropriate, remove these garbage or other materials, without notifying the breaching Party, with the costs to be paid by the breaching Party.

4.11	Wiring in Public Area

Upon deliver for use, without the Tenant’s consent, the Landlord shall not lay, install, add or furnish any cable or other items or articles at the entrance, stairs, platform, corridor, lobby or other public area or connection points of the public facilities in the building.

4.12	Pest Infestation

The Landlord shall regularly conduct disinfection and sterilization in the leased area and carry out effective pest control. If the Tenant discovers that the Landlord does not carry out effective pest control, the Tenant has the right to conduct the aforementioned work to the property that it leases, by itself or through the entrusted property management company or other service providers, with the costs to be borne by the Landlord.

English Translation

4.13	Sub-Lease, Assignment of Lease and Transfer of Rights

On the condition that the standards of rent and other fees remain unchanged, the Tenant may sub-lease or assign to its affiliates the whole or part of the office, warehouse and parking space area that it leases or uses, or the rights and interests in respect of such area. The Tenant shall obtain the Landlord’s prior written consent before the sub-lease and assignment by it. (The Landlord shall not withhold its consent provided that the Tenant undertakes to assume guarantee liabilities for the assignee with respect to the payment of the rent.)

The assignment of the relevant rights shall immediately become effective upon the Tenant’s receipt of the Landlords’ written notice of its consent to the assignment. The assignee shall replace the Tenant to continuously exercise or perform all rights and obligations under this Contract.

4.14	Breach of Insurance Policy

The Tenant shall not engage in activities that may cause the valid insurance policies procured by the Landlord for the building against losses or damages arising from fire or other insurable disaster or third party claim to be invalid, voidable or cause the amount of the insurance fee thereunder to be increased, nor shall it allow its employees or agents to engage in such activities. If the Tenant engages in, or allow its employees or agents to engage in, such activities or affairs that may result in the increase of the insurance fee under the insurance policies, then the Landlord has the right to recover the increased amount from the Tenant and take other remedial measures.

4.15	Aerial

Upon the Landlord’s consent, the Tenant may install aerial for network and receiving video signals on the roof or wall of the property where the leased area is located in or the ceiling or wall surface of the leased area, provided that the public aerial provided by the Landlord shall not be interrupted, moved, removed or changed.

4.16	Parking

The Tenant shall not park the vehicles at the parking spaces allocated by the Landlord to other vehicles, public driveways, entrances and exists for vehicles or other areas designated for loading and unloading, nor shall it allow its employees or agents to do so.

English Translation

4.17	Use of Name of Property of Leased Area

The Tenant may rename the property of the leased area and publicly use the whole or part of the name, logo and photo (picture) consistent with the naming in order to serve the purpose of the Tenant’s relevant commercial promotion and operation. However, the above naming rights shall not infringe the Landlord’s ownership to the leased property.

4.18	No Smoking

Smoking is prohibited in any public area of the property where the leased area is located unless in the area designated by the Landlord.

4.19	Security

The Tenant may at its own costs employ security guards to be responsible for the security matters within the area leased by it. The security guards employed by the Tenant shall not wear similar or identical uniform as the security guards or officers of the property where the leased area is located. However, they must wear uniform suitable for their duty and consistent with the overall property management of the property where the leased area is located.

Article 5 Exceptions

The Landlord will not assume any liabilities of the Tenant and any other person for the occurrence of the following circumstances unless it is due to the negligence of the Landlord, its employees or its agents or the Landlord’s visitors.

5.1	Electricity and Water Supply

Personal injury or property losses or damages caused to the Tenant, other tenants and other parties by the suspension of the electricity and water supply to the property where the leased area is located in and to the leased area.

5.2	Elevator, Air Conditioning and Others

Personal injury, property losses or damages caused to the Tenant or other parties by the suspension of operation of the elevators, fire fighting and safety devices, air conditioning equipments and other equipments of the property where the leased area is located.

English Translation

5.3	Fire, Flood or Pest Infestation

Water overflow and leakage of any parts of the property of the leased area caused by the fire, flood and other force majeure events, and personal injury or property losses or damages caused to the Tenant, other tenants or other parties by rats or other pests in the property where the leased area is located.

5.4	Safety

The safety of the leased area, and the safety of the persons and articles in the leased area.

5.5	Non-compliance with Laws

Losses and damages resulting from the Tenant’s or a third party’s non-compliance with the laws and regulations.

Article 6 Breach of Contract and Termination

Unless otherwise agreed in this Contract, the Parties further agrees and states as follows:

6.1	Breach of Contract

If the rent, air conditioning fee or other payable fees are not paid fifteen (15) working days after the due date (no matter whether the Landlord has issued a formal written request for payment); if the Landlord fails to comply with or perform the terms of this Contract and any other conditions agreed with the Tenant through negotiation (if any); the Parties’ above rights will not prejudice their rights to take any legal action or conduct any arbitration against the other Party’s breach of contract or failure to comply with or non performance of the any terms and conditions that the Tenant is required to comply with and perform. Notwithstanding the various provisions set forth above and the Parties’ various rights specified in this Contract, the non breaching Party may, as and when it considers necessary, accordingly suspend performance of its contractual obligations in the circumstance where the other Party refuses or threatens to refuse to perform its contractual obligations. The breaching Party shall compensate the non-breaching Party for all the losses caused to it by the breach.

English Translation

6.2	Act of Contractor, Employee and Agent

With respect to this Contract, any act, fault and negligence of the Tenant of the leased area and the Tenant’ employee shall be deemed as the act, fault and negligence of the Tenant.

With respect to this Contract, any act, fault and negligence of the Landlord of the property of where the leased area is located shall be deemed as the act, fault, carelessness and negligence of the Landlord.

6.3	Deduction of Deposit

If the payable rent for the leased area is not paid according to the method and date of payment referred to in this Contract, then this is deemed as a delay in payment of rent and constitutes a ground for deduction of deposit.

6.4	Interests

Without prejudice to other rights and remedies of the Landlord in circumstance of breach of contract, if the rent and/or any other fees or any part thereof specified in this Contract is not paid in accordance with the method and timing stipulated in this Contract, the Tenant shall then pay an overdue interest of 0.01% per day. This interest shall be calculated based on the actual number of days of the delay.

6.5	Termination

Unless otherwise agreed in this Contract, in the event that either Party is in violation of any Articles of this Contract, if the non breaching Party sends a written notice for cessation of breach of contract according to the communication address and contact person provided by the other Party in advance, and the breaching Party still refuses to respond within thirty (30) days of the receipt of the notice of breach or fails to cease the breach of contract or to make compensation, or the breach has become impossible to be remedied, then the non breaching Party has the right to immediately terminate this Contract and claim against the breaching Party for its liabilities for breach of contract.

6.6	Liabilities

Once this Contract is terminated, the breaching Party shall be liable for compensation for all expenses, losses, damages and fees incurred by the non breaching Party as a result of the breach by the breaching Party.

English Translation

6.7	Right to Terminate

6.7.1

The other Party is not able to perform its obligations for thirty (30) days or more due to force majeur events.

6.7.2

The other Party becomes bankrupt, or subject to bankruptcy receivership, liquidation, dissolution or any similar procedures.

6.7.3

This Contract becomes not practical or not commercially feasible in any material respects as a result of any laws and regulations of, and interference or intervention by the government agencies.

6.7.4

Unless otherwise agreed in this Contract, if the Tenant fails to pay rent and air conditioning fee to the Landlord according to the specified amount and time limit, or fails to pay water, power, etc. charges to the Landlord or the relevant public utilities departments responsible for collection of charges for three months or more after the sums are due, the Landlord has the right to terminate this Contract in addition to its other rights under this Contract. After this Contract is terminated or comes to an end, the Tenant may compensate the Landlord’s losses with the paid deposit or by disposing the facilities and equipment installed by the Tenant in the leased property (must be recognised by the Landlord in writing).

Article 7 Deposit

7.1	Deposit

Within 5 working days of the execution of this Contract, the Tenant will pay the amount specified in Article 1.1.2 of this Contract in cash to the Landlord as the deposit, in order to guarantee that the Tenant will comply with and implement the provisions and conditions that it shall comply with and perform. This sum of deposit will be kept by the Landlord on behalf of the Tenant throughout the lease term. If the Tenant breaches any provisions or conditions referred to above, the Landlord has the right to deduct certain amount from the deposit to compensate the losses caused by the Tenant’s breach, violation or non performance of this Contract. If the deposit is not sufficient to make such compensation, the Tenant shall separately make up for the balance. If the Tenant intends to

English Translation

continue the performance of this Contract, it shall make up for the deducted portion of the deposit within twenty (20) working days. If the Tenant fails to make up for the portion in time, the Landlord has the right to take back the leased property and declare the termination of this Contract, and return the remainder deposit to the Tenant after deducting the relevant fees and economic compensation (if any) owed by the Tenant.

7.2	Increase of Deposit

According to the agreement in this Contract, if the rent needs to be increased during the lease term, the Tenant shall pay the increased deposit amount pro rata according to the percentage of the increased rent to the Landlord. Payment of the increased deposit is the precondition for continuous performance of this Contract.

7.3	Return of Deposit

The deposit will, after deduction of relevant fees and economic compensation (if any) owed by the Tenant by the Landlord, be returned to the Tenant, within ten (10) days after the Tenant delivers the leased area to the Landlord at the expiration of this Contract or the termination of this Contract due to the force majeure event, or within thirty (30) days of resolving the claims arising from the Tenant’s breach, default or non performance of the various terms and conditions in this Contract which should have been performed by the Tenant.

Article 8 Rules

8.1	Introduction of Rules

In order to guarantee the continuous provision of services of good quality with respect to the property where the leased area is located in, the Landlord has the right to announce, introduce, amend, adopt or abolish any rules in writing, and shall inform the Tenant of the foregoing in a reasonable time. If such activity of the Landlord affects the Tenant’s lawful rights and interests, the Parties may negotiate with each other in accordance with the Contract.

8.2	Conflicts

These rules are supplements to the terms and conditions of this Contract only, without the purpose to invalidate such terms and conditions. In case of conflicts between these rules and the terms and conditions of this Contract, the terms and conditions of this Contract shall prevail.

English Translation

Article 9 Representations and Warranties of the Parties

9.1

In addition to other representations and warranties provided in this Contract by the Parties, both Parties represents and warrants to the other Party that it has the full right, power and authority to execute this Contract and to perform its obligations under this Contract, and has obtained all necessary governmental and corporate approvals and has carried out all formalities.

9.2

This Contract constitutes its legal, valid and binding obligations, which may be enforced in accordance with the terms of this Contract.

9.3

There are no litigations, arbitrations or administrative proceedings (whether existing, pending or threatened) against either Party or its assets under this Contract, which have material adverse impact on the execution, completion or performance of this Contract or the obligations under this Contract by both Parties.

9.4

If either Party suffers any loss, liability, cost or expense which is caused by or with respect to any untrue or misleading representations, warranties or guarantees made by the other Party in this Contract or the other Party’s breach of its representations, warranties or guarantees, the breaching Party shall bear corresponding liabilities for compensation.

9.5

Each Party shall indemnify and compensate the other Party and hold the other Party harmless from and against the loss, damage and claim, including but not limited to the relevant legal costs, interests and fines, which is caused due to the first Party’s breach of its representations and warranties in this Contract or the inconsistencies of such representations and warranties with the facts.

9.6

The Landlord specifically warrants that it has the qualification to sell and lease the property, and holds the approval documents issued

English Translation

by the relevant governmental department. Meanwhile, the Landlord undertakes that it will not put the property in a situation where the ownership to the property is restricted, such as the further mortgage of the property. The Landlord shall indemnify and compensate the Tenant and hold the Tenant harmless from and against the loss, damage and claims, including but not limited to the legal costs, interests and fines, which is caused due to the Landlord’s breach of its representations and warranties in this Contract or the inconsistency of such representations and warranties with the facts.

Article 10 Miscellaneous

10.1	Force Majeure

10.1.1

The “Event of Force Majeure” means any event beyond either Party’s control which prevents such Party from performing its obligations under this Contract. The Event of Force Majeure shall be interpreted and recognized according to the Chinese laws.

10.1.2

If either Party has been prevented from performing its obligations under this Contract because of an Event of Force Majeure, it shall notify the other Party in writing within seven (7) days after the occurrence of such Event of Force Majeure, and the Parties shall use reasonable endeavours to mitigate their respective damages to the possible extent. If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased cost or loss which the other Party may sustain from the failure or delay of the performance of obligations due to the Event of Force Majeure. Such failure or delay of performance of obligations shall not be deemed as a breach of this Contract. A Party claiming inability to perform its obligations due to an Event of Force Majeure shall take appropriate means to minimize or eliminate the effects of the Event of Force Majeure and attempt to resume the performance of the obligations affected by the Event of Force Majeure within the shortest possible time.

10.2	Surviving Terms

The Landlord warrants that the successor or assignee of the owner of the building or premises or the Landlord shall be bound by this Contract and replace the Landlord of this Contract in the performance of this Contract within the term of this Contract.

English Translation

10.3	Payment of Rent during Special Periods

The Landlord agrees that if it is liquidated due to insolvency during the lease term in this Contract, it shall, together with the Tenant, open a jointly-operating account in the names of the Landlord and the Tenant at the bank agreed by the Parties immediately after the commencement of the liquidation procedures. The Tenant shall thereafter remit the rent payable to the Landlord into such account. After the amount of rent remitted into such account by the Tenant equals to the deposit which has been paid to the Landlord by the Tenant, the Tenant shall resume the normal way of paying the rent to the Landlord. The rent in the jointly-operating account can not be used for other purposes during the lease term without the agreement of the Landlord and the Tenant. After the liquidation is completed, the deposit which has been paid to the Landlord by the Tenant shall be converted to the rent, and the rent in the jointly-operating account shall be converted to the Tenant’s deposit and be dealt with in accordance with the provisions of this Contract.

10.4	Confidentiality

10.4.1

During the lease term, unless otherwise required by the relevant laws and regulations, either Party shall keep any issues with respect to this Contract or either Party confidential, and shall not disclose any confidential information, which is disclosed to it by the other Party during the negotiation of this Contract or for such purpose, to any third party or individual, unless and until such information has been rightfully disclosed to the public, provided that either Party is entitled to disclose the information which is received in accordance with this Contract to its affiliates as necessary for the performance of its obligations under this Contract.

10.4.2

Both Parties shall cause the directors, staff and other employees of themselves and their subsidiaries or affiliates to observe the confidentiality obligations provided in the above Article 12.4.1.

10.5	Amendment to and Modification of this Contract

The amendment to or modification of this Contract can be made only by an agreement in writing in Chinese executed by the duly authorized representatives of the Parties. Such amendment shall take effect upon recording with the relevant authority (if necessary).

English Translation

10.6	Severability

The invalidity of any provision of this Contract shall not affect the validity of any other provisions of this Contract.

10.7	Language

This Contract is executed in Chinese. If versions in different languages are executed, the Chinese version prevails.

10.8	Waiver

Failure or delay on the part of either Party to exercise any right, power or privilege under this Contract or to request the other Party to perform its obligations shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege exclude the exercise of any other right, power or privilege.

10.9	Notice

Notices or other communications required to be given to either Party pursuant to this Contract shall be in Chinese and may be delivered personally or sent by registered airmail (postage prepaid), by a recognized courier service or by facsimile transmission to the following address of the other Party (i.e. the valid addresses for communication set out in this Contract by the Parties). If the address changes, either Party shall notify the other Party in time of any amendment of its address. If the notice cannot be successfully served due to the invalid address, the Party setting out the invalid address shall be liable. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

10.9.1

Notices given by personal delivery shall be deemed effective given on the date of personal delivery.

10.9.2

Notices given by registered airmail (postage prepaid) shall be deemed effective given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

10.9.3

Notices given by courier shall be deemed effectively given on the third (3rd ) day after they were sent by recognized courier service

English Translation

10.9.4

Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

10.10	Notes on Margins, Headings and Index

Notes on margins, headings and index are inserted for convenience in reading only and shall not constitute a part of this Contract. Any clauses of this Contract shall not be interpreted with reference to such notes on margins, headings and index, and such notes on margins, headings and index shall not affect or qualify these clauses in any way.

10.11	Name of Property of Leased Area

Unless the Tenant is entitled to name the property where the lease area is located in accordance with the reservation contract, the Landlord reserves all rights to rename the property of the leased area and the rights to change, replace or cancel the original name at any time, without being liable to make any indemnification to the Tenant, provided that in this case, the Landlord shall give prior notice of at least three (3) months to the Tenant, post office and other relevant authorities. The Landlord shall ensure that the Tenant may rename the property of the leased area at any time in accordance with the reservation contract.

10.12	Business Licence

When executing this Contract, the Tenant shall present the Landlord with its business licence and registration certificate approved by the authorities of the PRC and an original copy of the power of attorney issued to the representative to sign the Contract. The Landlord shall also present the Tenant with any relevant government documents or certificates certifying that the Landlord is entitled to sell and lease the property.

Article 11 Dispute Resolution

11.1	Resolution of Contract Dispute

If any dispute arises during the implementation of this Contract, the Parties shall engage in friendly negotiations; if they fail to reach an agreement through negotiation, either Party has the right to bring a lawsuit to the People’s Court at the place where the property of the leased area is located.

English Translation

11.2	Resolution of Matters Not Provided

If there are any matters not provided in this Contract during the implementation of this Contract, the Parties shall resolve them by friendly negotiation and enter into supplementary agreement. The supplementary agreement has the equal effect with this Contract and is binding upon both Party A and Party B.

Article 12 Effectiveness of Agreement

12.1

No execution, modification of and amendment to this Contract shall become effective unless it is signed by the duly authorized representatives of both Parties in a written agreement in Chinese.

12.2

When executing this Contract, the Tenant shall present the Landlord with its business licence and registration certificate approved by the authorities of the PRC and an original copy of the power of attorney issued to the representative to sign the Contract. The Landlord shall also present the title certificate in respect of the leased property and a power of attorney issued to the representative to sign the Contract.

12.3

If the Tenant intends to renew the Contract, the Tenant has the priority to renew for three (3) years provided that it sends the renewal notice to the Landlord 45 days in advance and satisfies the requirement of the Landlord to continuously lease the leased area. The rent during the renewed period is RMB 2.9 per square meter (leased area). The lease term will be extended to October 9, 2015 and other terms of this Contract remain unchanged. This Contract comes to an end if the Tenant fails to send the renewal notice within the specified time limit.

This Contract is executed in four (4) copies with each Party holding two (2) copies and all copies shall be equally authentic. This Agreement becomes effective from the date when the Parties sign it and affix their seals on it.

(No text below)

English Translation

The Parties’ addresses for communication are as follows and either Party may change its address for communication at any time by written notice to the other Party according to this Article.

Landlord:	Beijing Jingyan Hotel Co., Ltd.

Address:	29 Shijingshan Road, Shijingshan District

Attention:	GAO Yanming

Telephone No.:	13701208917

Facsimile No.:

Tenant:	Beijing AmazGame Age Internet Technology Co., Ltd.

Address:	Room 1210, Building 3, No. 3 Xijing Road, Science Park, Ba Da Chu, Shijingshan District, Beijing

Attention:	ZHAO Jun

Telephone No.:	010-62726378

Facsimile No.:	010-62726986

Landlord: Beijing Jingyan Hotel Co., Ltd.	Tenant: Beijing AmazGame Age Internet Technology Co., Ltd.

(Signature and seal)	(Signature and seal)

[Company seal]	[Contract seal]

Legal Representative Or Authorised Representative: [Signature]	Legal Representative Or Authorised Representative: [Signature]

Place of Signature:	Place of Signature:

October 16, 2007	October 16, 2007